Exhibit 99.1

NEWS
RELEASE

1375 East 9th St | Suite 3100 | Cleveland, Ohio 44114 | 216.202.1509

For Immediate Release

Gas Natural Inc. Closes $92 Million Debt Refinancing

•	New financing facilities expand total lending capacity and consolidate debt

•	Regulators approved new organizational structure; regulated utilities held by wholly-owned subsidiary to streamline regulatory processes and costs

CLEVELAND, OH, October 19, 2016 – Gas Natural Inc. (NYSE MKT: EGAS) (“Gas Natural” or the “Company”), a holding company operating local natural gas utilities serving approximately 68,000 customers in four states, today announced that it has closed a $92 million debt refinancing following receipt of regulatory approvals to reorganize its utilities within a wholly-owned subsidiary.

James E. Sprague, Chief Financial Officer of Gas Natural, commented, “The completion of the refinancing is a major milestone in our strategy to improve the operational and financial structure of the Company. It provides for greater financial flexibility, access to capital for all of our utilities and simplifies our lending agreements.”

The changes to the Company’s corporate structure facilitated the financing and provide greater transparency for the regulators of the natural gas utility operations in its four regulatory jurisdictions. A new wholly-owned subsidiary now holds its eight regulated entities, separating them from the Company’s non-regulated operations.

The financing consists of two components:

•	A $50 million, 4.23% fixed-rate senior, unsecured, twelve-year term note due October 2028, held by TIAA-CREF.

•	A $42 million unsecured revolving credit facility held by Bank of America, N.A., with a five year maturity due October 2021. This facility incurs variable interest on a grid structure, based on the Company’s leverage ratio.

The new financing facilities allowed the Company to retire its debt with Allstate/CUNA, Sun Life and NIL Funding, as well as provide additional capital to support continued execution of its growth strategy.

About Gas Natural Inc.
Gas Natural Inc., a holding company, distributes and sells natural gas to residential, commercial, and industrial customers. It distributes approximately 21 billion cubic feet of natural gas to roughly 68,000 customers through regulated utilities operating in Montana, Ohio, Maine and North Carolina. The Company’s other operations include intrastate pipeline, natural gas production and natural gas marketing. The Company's Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in its markets, while looking for acquisitions that are either adjacent to its existing utilities or in underserved markets. Gas Natural Inc. regularly posts information on its website at www.egas.net.

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Gas Natural Inc. Closes $92 Million Debt Refinancing

October 19, 2016

Safe Harbor Regarding Forward-Looking Statements
The Company is including the following cautionary statement in this release to make applicable, and to take advantage of, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "believes," “may,” “will” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company's business generally include, but are not limited to the Company’s he Company's ability to grow its customer base and consummate additional acquisitions; the Company's continued ability to make dividend payments; the Company's ability to implement its business plan, grow earnings and improve returns on investment; fluctuating energy commodity prices; the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers; changes in the utility regulatory environment; wholesale and retail competition; the Company's ability to satisfy its debt obligations, including compliance with financial covenants; weather conditions; litigation risks; and various other matters, many of which are beyond the Company's control; the risk factors and cautionary statements made in the Company's public filings with the Securities and Exchange Commission (the “SEC”); and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.'s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015 and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.

For more information, contact

Gas Natural Inc.	Investor Relations
James E. Sprague, Chief Financial Officer	Deborah K. Pawlowski or Karen L. Howard, Kei Advisors LLC
Phone: (216) 202-1564	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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